Annual Statement of Compliance
COMM 2006-C8 Mortgage Trust

VIA: EMAIL

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005
Attention: Helaine M. Kaplan

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Anna H. Glick

Re:  The Pooling and Servicing agreement dated as of December 1, 2006 (the “Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, Inc., as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee and Paying Agent.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee and Paying Agent hereby certify that:

(1) A review of the activities of the Trustee and Paying Agent during the preceding calendar year and of the performance of the Trustee and Paying Agent under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee and Paying Agent has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee and Paying Agent

/s/ Barbara L Marik
Barbara L. Marik
First Vice President